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Exhibit 5.1

Opinion of Rogers & Whitley, L.L.P.

Rogers & Whitley, L.L.P.
2210 San Gabriel
Austin, Texas 78705

January 30, 2004

Texas Regional Bancshares, Inc.
3900 North 10th Street, 11th Floor
McAllen, Texas 78501

RE:
Issuance of up to 3,072,018 shares of
the Class A Voting Common Stock of
Texas Regional Bancshares, Inc.

Gentlemen:

        We have acted as counsel for Texas Regional Bancshares, Inc. ("Texas Regional"), a Texas corporation, in connection with a proposed registration by Texas Regional with the Securities and Exchange Commission on a Form S-4 Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended, of up to 3,072,108 shares of Texas Regional's Class A Voting Common Stock (the "Shares"), to the shareholders of Southeast Texas Bancshares, Inc. ("SEBT") as a part of the consideration in exchange for the outstanding capital stock of SEBT (other than outstanding capital stock of SEBT held by Texas Regional or any subsidiary of Texas Regional), pursuant to an Agreement and Plan of Reorganization by and between Texas Regional and SEBT dated November 19, 2003 (the "Agreement"). The Shares are to be issued in connection with the proposed merger of SEBT with and into Texas Regional's wholly-owned subsidiary, Texas Regional Delaware, Inc.

        Before rendering this opinion, we have examined such corporate and other documents, and such questions of law, as we have considered necessary and appropriate for the purposes of this opinion, and have relied, as to factual matters, on certificates and other statements of officers of Texas Regional and others. Based upon the foregoing, we are of the opinion that the Shares of Texas Regional which will be issued in connection with the merger described in the Registration Statement will, upon consummation of the merger and issuance and delivery of such Shares to the Southeast Texas Bancshares, Inc. shareholders as described in the Agreement, be validly issued, fully paid and nonassessable.

        We hereby consent to the use of our name in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
ROGERS & WHITLEY, L.L.P.
By:	/s/ WILLIAM A. ROGERS, JR. William A. Rogers, Jr., Partner

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Opinion of Rogers & Whitley, L.L.P.